Exhibit 11.2

                                   SCIOS INC.
                                AND SUBSIDIARIES
                        Computation of Net Loss Per Share

                       (Calculated in accordance with the
                            guidelines of item 601 of
                          Regulation S-K. The effect of
                            stock options on loss per
                             share is anti-dilutive)

                                                                    Six months ended
                                                                        June 30,
                                                              1997                    1996
                                                         ----------------       -----------------
                                                                       (Unaudited)

PRIMARY AND FULLY DILUTED:
Average common and common equivalent
    shares outstanding                                        35,829,065              35,862,428
                                                         ----------------       -----------------


Net loss                                                    ($24,808,000)           ($15,033,000)
                                                         ----------------       -----------------


Net loss per share                                                ($0.69)                 ($0.42)
                                                         ----------------       -----------------




